PEOPLES BANCORP INC. – P.O. BOX 738 – MARIETTA, OH  45750
www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                                                      Contact: Mark F. Bradley
January 29, 2010                                                                                                                                                                                                              President and Chief Executive Officer
                                                                                                                                                                                                                                          (740) 373-3155

PEOPLES BANCORP INC. NOMINATES BOARD MEMBERS FOR RE-ELECTION
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Annual Meeting of Shareholders to be held April 22, 2010

MARIETTA, Ohio – At its regular meeting yesterday, the Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) nominated directors Dave M. Archer, David L. Mead, Robert W. Price, Paul T. Theisen and Thomas J. Wolf for re-election by Peoples shareholders at the Annual Meeting.  Each nominee stands for re-election as a director of Peoples for a three-year term expiring in 2013.
Peoples Annual Meeting of Shareholders will be held at 10:00 am local time in Marietta, Ohio on April 22, 2010.
In addition, Peoples’ Board of Directors adopted a new schedule for consideration of declaring future dividends, when appropriate, to common shareholders.  Peoples plans to declare future dividends, if financial conditions warrant, to common shareholders at Peoples’ board meetings in March, June, September and December of each year.  Such dividends would then be paid to shareholders in the following month, respectively.
In years past, Peoples declared dividends to common shareholders in February, May, August and November.  The new schedule for declaring future quarterly dividends provides necessary time to assess the current quarter’s results of operations and consider paying dividends that are better aligned with current operating performance and capital needs.
Peoples Bancorp Inc. is a diversified financial products and services company with $2.0 billion in assets, 47 locations and 39 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, LLC, which includes the Putnam and Barengo divisions.  Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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